Exhibit 99.1

Steve,

It is with much regret that I tender my resignation from the Board of Directors of the bank and the holding company.  After an extremely difficult deliberation during the past two days I have reached the decision that I found the most difficult of my professional career.  I am most impressed with the outstanding job you, the Board and your fine staff have done at the bank.  I feel a calling to help a friend who has a need that I could not turn my back on despite my great sense on appreciation to you and the Board for the opportunity to serve along side all of you for these past few months.

Thank you again for the opportunity and I am sure the bank will continue to thrive under your outstanding leadership.  I will spend the next several months jumping from the pan and into the fire.

Thanks again and I look forward to seeing you soon to discuss in detail.

Warm regards,

/s/ Dave Hardin
Covenant Mortgage